	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven
212-850-5600

ALAMO GROUP ANNOUNCES 2012
FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, March 6, 2013 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2012.

Net sales in the fourth quarter were $149.4 million compared to net sales of $147.0 million in the fourth quarter of 2011, an increase of 2%. Net income for the quarter was $4.2 million, or $0.35 per diluted share, versus net income of $8.0 million, or $0.67 per diluted share, in 2011. The 2012 results included the effect of a non-cash impairment charge of $0.7 million on a pretax basis, or $0.05 per diluted share on an after-tax basis, related to a write-down of goodwill in the Company's European Division. The 2011 fourth quarter results reflected cash and non-cash items related to the acquisition of Tenco. These included acquisition expenses and a Gain on Bargain Purchase as adjusted for a retrospective change based on post-closing adjustments to the fair value of assets acquired and liabilities assumed as of the acquisition date. The 2011 results also included certain restructuring costs related to the consolidation of one of the Company's facilities in South Dakota, and an impairment charge relating to a write-down of goodwill in the Company's European Division. The net effect of the 2011 adjustments amounted to a gain of $5.3 million on a pre-tax basis, or $3.1 million, or $0.26 per diluted share, on an after-tax basis. A reconciliation of the non-GAAP financial measures discussed above and throughout this press release is included in the attached tables.

Adjusting for the above referenced items, net income for the fourth quarter of 2012 was $4.9 million, or $0.40 per diluted share, compared to $4.9 million, or $0.41 per diluted share in 2011.

For the full year, net sales in 2012 were $628.4 million versus $603.6 million in 2011, an increase of 4%. Net sales for 2012 included the full year effect of Tenco, which was acquired in October 2011. Tenco contributed $28.4 million to net sales in 2012 and $7.0 million in 2011. Net income for the full year was $28.9 million, or $2.40 per diluted share, in 2012

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ALAMO GROUP ANNOUNCES 2012 FOURTH QUARTER AND YEAR END RESULTS

compared to $32.7 million, or $2.73 per diluted share, in 2011. Adjusting for the items referenced above, net income for 2012 was $29.6 million, or $2.45 per diluted share, compared to $29.6 million, or $2.47 per diluted share in 2011.

Alamo Group's North American Industrial Division net sales in the fourth quarter of 2012 were $66.5 million compared to $64.3 million in the fourth quarter of 2011, an increase of 3%. For the full year, the Division's net sales were $263.4 million in 2012, compared to $229.6 million in 2011, an increase of 15%. The acquisition of Tenco, referenced above, is included in this Division's results and accounted for 9% of the Division's 2012 growth. Organic growth in the Division was 6%, driven by improvements in the mowing equipment and vacuum truck lines, whereas excavators and street sweeping equipment continued to feel the effects of soft economic conditions.

Alamo's North American Agricultural Division net sales for the fourth quarter of 2012 were $45.0 million, an increase of 3% compared to net sales of $43.5 million in the prior year's fourth quarter. For the full year, the Division's net sales were $200.5 million in 2012 compared to $204.0 million in 2011, a decrease of 2%. The Division's sales were impacted by the wide spread drought conditions in the U.S. Midwest in 2012.

The Company's European Division net sales in the fourth quarter of 2012 were $37.9 million, compared to net sales of $39.2 million in the comparable period of 2011, a decrease of 3%. For the full year, net sales in the Division were $164.6 million in 2012 versus $170.0 million in 2011, a decrease of 3%. Sales in Europe continued to be impacted by declines in the overall European economy, though nearly all of the decrease in the Division's 2012 net sales was related to exchange rate changes due to the U.S. dollar's strengthening compared to the Euro.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented on the results as follows, “While 2012 was a little more challenging for Alamo Group than 2011, we had record net sales, which benefited from the acquisition of Tenco and organic growth in some of our Industrial product lines. Despite continued soft conditions in many of our markets, we expanded our gross margins through our ongoing efforts focused on operational improvement, and lowered our working capital, resulting in strong cash flow and a solid balance sheet.”

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ALAMO GROUP ANNOUNCES 2012 FOURTH QUARTER AND YEAR END RESULTS

“In North America, we continued to feel the effects of governmental budget constraints in our Industrial Division, though sales did improve as the end users for this Division's products began to show indications of pent up demand to meet the ongoing requirements of infrastructure maintenance. We believe this trend, combined with an aging fleet of equipment, should drive growth in this sector in 2013. Our Agricultural Division felt the impact of the drought conditions in the Midwest, particularly in the sale of higher margin spare parts due to lower equipment utilization. However, commodity prices are still favorable and the growing demand for food products worldwide should bode well for this sector. Our operations in Europe have been affected by the overall decline in the European economy and our results there were further reduced by currency effects. We feel market conditions in Europe will remain difficult in 2013, but we should benefit by stable demand for our type of products and potentially from some strengthening in the Euro as well.”

“Though there is still economic uncertainty we remain optimistic about the potential for 2013. We feel the combination of improving market prospects, our ongoing focus on operational improvement and our strong financial condition positions Alamo Group well to respond to changes in the economy and take advantage of opportunities that may arise. We also remain committed to building shareholder value, as indicated by our decision in January to raise our dividend 17% on an annual basis. Looking ahead, we are encouraged about our prospects for the future.”

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ALAMO GROUP ANNOUNCES 2012 FOURTH QUARTER AND YEAR END RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 2,470 employees and operates eighteen plants in North America, Europe and Australia as of December 31, 2012. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England. The company website address is www.alamo-group.com.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release also contains non-GAAP financial measures. These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors overall understanding of our financial performance.

(Tables Follow)

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ALAMO GROUP REPORTS 2012 FOURTH QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2012	12/31/2012	12/31/2012	12/31/2012
North American
Industrial	$66,512	$64,275	$263,353	$229,594
Agricultural	44,980	43,483	200,467	203,993
European	37,912	39,239	164,582	170,006
Total Sales	149,404	146,997	628,402	603,593

Cost of sales	117,361	118,427	484,890	468,508
Gross margin	32,043	28,570	143,512	135,085
	21.4%	19.4%	22.8%	22.4%

Operating Expenses	24,434	23,340	97,507	92,347
Gain on Bargain Purchase	-	(8,616)	-	(8,616)
Goodwill Impairment	656	1,898	656	1,898
Income from Operations	6,953	11,948	45,349	49,456
	4.7%	8.1%	7.2%	8.2%

Interest Expense	(260)	(707)	(1,620)	(2,422)
Interest Income	55	90	234	247
Other Income (Expense)	139	253	(517)	848

Income before income taxes	6,887	11,584	43,446	48,129
Provision for income taxes	2,688	3,534	14,543	15,442

Net Income	$4,199	$8,050	$28,903	$32,687

Net income per common share:

Basic	$0.35	$0.68	$2.43	$2.76

Diluted	$0.35	$0.67	$2.40	$2.73

Average common shares:
Basic	11,933	11,859	11,899	11,848

Diluted	12,090	11,973	12,058	11,966

Summary Balance Sheet Data
	12/31/2012	12/31/2011
Receivables	140,268	143,934
Inventories	108,758	114,523
Current Liabilities	78,128	75,805
Long Term Debt	118	8,621
Equity	310,286	277,276

ALAMO GROUP INC.
Fourth Quarter Earnings
Non-GAAP Financial Reconciliation
(in thousands)

	Fourth Quarter
	2012		2011

Reported Net Income		$4,199		$8,050
Adjustments (Pre-tax)
- Acquisition, Severance, Restructuring Costs	—		1,464
- Gain on Bargain Purchase	—		(8,616)
- Goodwill Impairment	656		1,898
Adjustments (Pre-tax)	656		(5,254)
Adjustments (After-tax)		656		(3,126)

Adjusted Net Income		$4,855		$4,924

Diluted Shares		12,090		11,973
Adjusted Diluted EPS		$0.40		$0.41

	Year to Date
	2012		2011

Reported Net Income		$28,903		$32,687

Adjustments (Pre-tax)
- Acquisition, Severance, Restructuring Costs	—		1,464
- Gain on Bargain Purchase	—		(8,616)
- Goodwill Impairment	656		1,898
Adjustments (Pre-tax)	656		(5,254)

Adjustments (After-tax)		656		(3,126)

Adjusted Net Income		$29,559		$29,561

Diluted Shares		12,058		11,966

Adjusted Diluted EPS		$2.45		$2.47

Alamo Group Inc.
Revenue YTD

Total Revenue	$628,402		$603,593
Less:
-Tenco	(28,394)		(6,950)
Total	$600,008		$596,643

Industrial Division
Revenue YTD
Total Revenue	263,353		229,594
Less:
-Tenco	(28,394)		(6,950)
Total	$234,959		$222,644